Exhibit for Soundwatch
to the
Advisors Managed Portfolios Custody Agreement

Name of Series
Soundwatch Covered Call ETF
Soundwatch Hedged Equity ETF

Base Fee for Custody Services

The following reflects the greater of the basis point fee or annual minimum¹ where Soundwatch Capital, LLC (the "Adviser") acts as investment adviser to the fund(s) in the same registered investment company.

Annual Minimum per Fund²    Basis Points on Trust AUM²
$ 3,000 for Funds 1-5    0.75 on the first $ 1b
$ 2,000 for Funds 6+     0.50 on the balance

See APPENDIX C for Services and Associated Fees in addition to Base Fee
See Additional Global Sub-Custodial Services & Safekeeping Services in addition to the Base Fee

¹ Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement's 12-month period beginning with the Fund's launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, Adviser would owe U.S. Bank up to 50% of $ 58,000 ($ 45,000 admin/acct/ta + $ 3,000 Custody + $ 10,000 Distributor).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

² Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly

APPENDIX C - Custody Services in addition to the Base Fee
Portfolio Transaction Fees²
■$ 4.00 - Book entry DTC transaction, Federal Reserve transaction, principal paydown
■$ 7.00 - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
■$ 8.00 - Option/SWAPS/future contract written, exercised or expired
■$ 15.00 - Mutual fund trade, Margin Variation Wire and outbound Fed wire

■$ 50.00 - Physical security transaction
■$ 5.00 - Check disbursement (waived if U.S. Bank is Administrator)
■$ 20.00 - Manual instructions fee. (Additional Per Securities and Cash Transactions)
■$ 20.00 - Cancellation/Repair fee. (Additional Per Securities and Cash Transactions)
■$ 6.50 - Per Non-USD wire.
■$ 30.00 - Per Non-FX Executed at U.S. Bank
■$ 25.00 - Monthly charge on zero valued securities (Per ISIN)
■$ 20.00 - Per Proxy Vote cast.
■$ 25.00 - Dormant account fee (one year no activity)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
■Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
■$ 600 per custody sub - account per year (e.g., per sub -adviser, segregated account, etc.)
■Class Action Services - $ 25 filing fee per class action per account, plus 3% of gross proceeds, up to a maximum per recovery not to exceed $ 3,000.
■No charge for the initial conversion free receipt.
■Overdrafts - Charged to the account at prime interest rate plus 2%, unless a line of credit is in place.
■Additional fees will apply - Third Party lending

Fees are calculated pro rata and billed monthly

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

² "Sponsor trades" are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process. Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be "Sponsor trades".

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee
Argentina	18.00	$30	Hong Kong	1.75	$18	Poland	8.00	$25
Australia	1.50	$15	Hungary	18.00	$55	Portugal	3.00	$10
Austria	1.70	$12	Iceland	15.00	$48	Qatar	38.00	$115
Bahrain	42.00	$115	India	7.00	$40	Romania	30.00	$85
Bangladesh	18.00	$110	Indonesia	6.00	$52	Russia	12.00	$175
Belgium	1.00	$8	Ireland	1.00	$3	Saudi Arabia	30.00	$75
Bermuda	15.00	$55	Israel	10.00	$26	Serbia	60.00	$165
Botswana	24.00	$45	Italy	1.00	$10	Singapore	1.35	$22
Brazil	7.00	$15	Japan	1.00	$6	Slovakia	20.00	$90
Bulgaria	24.00	$68	Jordan	40.00	$125	Slovenia	20.00	$90
Canada	1.20	$6	Kenya	28.00	$42	South Africa	1.75	$12
Chile	13.00	$40	Kuwait	38.00	$110	South Korea	3.00	$12
China Connect	18.00	$20	Latvia	15.00	$65	Spain	1.00	$10
China (B Shares)	10.00	$42	Lithuania	15.00	$45	Sri Lanka	11.00	$70
Colombia	30.00	$50	Luxembourg	1.25	$20	Sweden	1.25	$10
Costa Rica	15.00	$55	Malaysia	3.00	$35	Switzerland	1.25	$12
Croatia	18.00	$55	Malta	20.00	$65	Tanzania	45.00	$150
Cyprus	4.00	$20	Mauritius	28.00	$90	Taiwan	8.00	$43
Czech Republic	12.00	$25	Mexico	2.50	$12	Thailand	3.00	$25
Denmark	1.25	$10	Morocco	28.00	$68	Tunisia	38.00	$42
Egypt	18.00	$50	Namibia	30.00	$45	Turkey	9.00	$12
Estonia	6.00	$25	Netherlands	1.25	$8	UAE	35.00	$105
Eswatini	28.00	$55	New Zealand	1.50	$22	Uganda	40.00	$90
Euroclear (Eurobonds)	1.00	$10	Nigeria	28.00	$38	Ukraine	30.00	$50
Euroclear (Non-Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	1.25	$10	United Kingdom	1.00	$3
Finland	1.50	$10	Oman	42.00	$100	Uruguay	45.00	$55
France	1.00	$8	Pakistan	24.00	$75	Vietnam	20.00	$80
Germany	1.00	$8	Panama	65.00	$98	West African Economic Monetary Union (WAEMU)*	38.00	$130
Ghana	25.00	$40	Peru	30.00	$60	Zambia	28.00	$45
Greece	4.00	$20	Philippines	3.50	$38	Zimbabwe	28.00	$45
*Transaction Fee includes: Receive Versus Payment (RVP), Delivery Versus Payment (DVP), FREE REC, and FREE DEL activity related to securities settlement within U.S. Bank sub-custodian network.

Global Custody Base Fee
$ 500 monthly base fee of per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month. "Safekeeping and transaction fees are assessed on security and currency transactions."
Plus: Global Custody Transaction Fees¹
Global Custody transaction fees associate with Sponsor Trades². (See schedule above)
■A transaction is defined as any purchase/sale, free receipt / free delivery, maturity, tender or exchange of a security.
Global Safekeeping and Transaction Fees
(See schedule above)
Global Custody Tax Services:
■Global Filing: $ 500 per annum
■U.S. Domestic Filing: $ 250 per annum (Only ADRs)
■Any client who does not elect for tax services (and does them themselves, would be charged an out of pocket expense per the normal process).

Miscellaneous Expenses
■Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
■A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
■SWIFT reporting and message fees.

Fees are calculated pro rata and billed monthly

¹"Sponsor trades" are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process. Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be "Sponsor trades".

Adviser’s signature as acknowledgement of the fee schedule shown above is not needed. Soundwatch Capital, LLC signed the fee schedule on April 7, 2022.

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